December 2015 Pricing Supplement No. IR-49 Registration Statement Nos. 333-202913 and 333-180300-03 Dated December 18, 2015 Filed pursuant to Rule 424(b)(2)

Fixed to Floating Rate Securities due 2025

Based on the 10-Year Constant Maturity Swap Rate

As further described below, interest will accrue and be payable on the securities quarterly, in arrears, (i) from the original issue date to December 23, 2017: at a rate of 4.00% per annum and (ii) from December 23, 2017 to maturity: at a variable rate per annum equal to the 10-Year Constant Maturity Swap Rate, subject to the minimum interest rate of 0.00% per annum.

All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

FINAL TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau branch
Aggregate principal amount:	$8,000,000. May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Trade date:	December 18, 2015
Original issue date:	December 23, 2015 (3 business days after the trade date). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
Maturity date:†	December 23, 2025
Interest accrual date:	December 23, 2015
Payment at maturity:	The payment at maturity per security will be the stated principal amount plus accrued and unpaid interest, if any
Reference rate:	The 10-Year Constant Maturity Swap Rate (10CMS). Please see “Additional Provisions—Reference Rate” below.
Interest rate:

From and including the original issue date to but excluding December 23, 2017: 4.00% per annum

From and including December 23, 2017 to but excluding the maturity date (the “floating interest rate period”), a variable rate per annum equal to:

Reference rate; subject to the minimum interest rate.

For the purpose of determining the reference rate applicable to an interest payment period, the reference rate will be determined two (2) U.S. government securities business days prior to the related interest reset date at the start of such interest payment period (each, an “interest determination date”).

Interest for each interest payment period during the floating interest rate period is subject to the minimum interest rate of 0.00% per annum.

Interest payment period:	Quarterly
Interest payment dates:	Each March 23, June 23, September 23 and December 23, beginning March 23, 2016; provided that if any such day is not a business day, that interest payment will be payable on the first following business day. The amount of any interest payment will not be adjusted in respect of any postponement of an interest payment date and no interest will be payable on the securities because of any such postponement of an interest payment date. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable interest payment date, provided that the interest payable on the maturity date will be payable to the person to whom the payment at maturity is payable.
Interest reset dates:	Each March 23, June 23, September 23 and December 23, beginning December 23, 2017; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Minimum interest rate:	0.00% per annum during the floating interest rate period
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	22546VRL2 / US22546VRL26
Distributor:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution.”
Calculation agent:	Credit Suisse International

† If the scheduled maturity date is not a business day, the maturity date will be postponed to the next following business day. No additional interest or any other payment will be payable because of any postponement of the maturity date.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investing in the securities involves a number of risks. See “Risk Factors” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Commissions and Issue Price	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$12.50	$987.50
Total	$8,000,000.00	$100,000.00	$7,900,000.00

(1) MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $12.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $950.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Morgan Stanley

Fixed to Floating Rate Securities due 2025

Based on the 10-Year Constant Maturity Swap Rate

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. IR-I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003532/dp55849_424b2-ir1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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The Securities

The securities offered are debt securities of Credit Suisse. From the original issue date until December 23, 2017, interest on the securities will accrue and be payable on the securities quarterly, in arrears, at 4.00% per annum, and thereafter, during the floating interest rate period, interest on the securities will accrue and be payable on the securities quarterly, in arrears, at a variable rate per annum equal to 10CMS, subject to the minimum interest rate of 0.00% per annum. All payments on the securities are subject to the credit risk of Credit Suisse.

The payment at maturity per security will be the stated principal amount plus accrued and unpaid interest, if any.

The stated principal amount of each security is $1,000.

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Based on the 10-Year Constant Maturity Swap Rate

Additional Provisions

Reference Rate

What is the 10-Year Constant Maturity Swap Rate?

The 10-Year Constant Maturity Swap Rate (which we refer to as “10CMS”) is, on any U.S. government securities business day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at approximately 11:00 a.m. New York City time for such day. This rate is one of the market-accepted indicators of medium to longer-term interest rates.

The rate reported on Reuters Page “ISDAFIX1” (or any successor page thereto) is calculated by ICE Benchmark Administration Limited based on tradeable quotes for the related interest rate swap of the relevant tenor that is sourced from electronic trading venues.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If the reference rate is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the reference rate must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a 10 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months. The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate. If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the reference rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

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Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 3, 2000 to December 18, 2015. The reference rate on December 18, 2015 was 2.147%. The historical levels of the reference rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The red line in the graph above represents the minimum interest rate of 0.00% per annum.

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Risk Factors

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying product supplement, and prospectus and prospectus supplement. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the reference rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the reference rate will be positive.

▪	During the floating interest rate period, the securities do not provide fixed interest payments. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments for the entire term of the securities. The amount of interest payments you receive, if any, during the floating interest rate period, will depend on the reference rate. Accordingly, there can be no assurance that you will receive an interest payment on any interest payment date. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the interest payments are variable and may be zero.

Furthermore, at maturity you may suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive return, in real value terms. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	The estimated value of the securities on the trade date is less than the issue price. The initial estimated value of your securities on the trade date (as determined by reference to our pricing models and our internal funding rate) is less than the original issue price. The issue price of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	Secondary market prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction

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costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Material U.S. Federal Income Tax Considerations

The following discussion supplements, or to the extent inconsistent therewith, amends and modifies, the discussion in the Product Supplement under the heading “Material United States Federal Income Tax Considerations” and, except as expressly provided below, it is subject to the assumptions, qualifications and limitations set forth therein.

Under current law, in the opinion of our special tax counsel, Milbank, Tweed, Hadley & McCloy LLP, the notes should be treated for United States federal income tax purposes as variable rate debt instruments. If the notes do not qualify as variable rate debt instruments under the applicable regulations, then they should be treated as contingent payment debt instruments, as described in the “Material United States Federal Income Tax Considerations” section of the Product Supplement.

We will treat the notes as “variable rate debt instruments” that provide for a “single fixed rate” followed by a “qualified floating rate” (“QFR”) for U.S. federal income tax purposes. To determine the amount of qualified stated interest and original issue discount (“OID”), if any, the notes are issued with, an equivalent fixed rate debt instrument must be constructed pursuant to the following rules: (i) first, the single fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes). If the fixed rate substitute of the QFR determined by reference to the fixed rate portion of the notes (i.e., the QFR determined in clause (i) above) differs from the fixed rate substitute for the QFR portion of the notes by more than a de minimis amount, the notes will be treated as issued with OID. Based on the application of these rules to the notes, the determination of whether the notes should be treated as issued with OID will depend on the market conditions on the date the notes are issued for U.S. federal income tax purposes. Qualified stated interest on the notes will generally be taxable to a U.S. Holder (as defined in the Product Supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting. If the notes are issued with OID, a U.S. Holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. Accordingly, a U.S. Holder of notes issued with OID generally will recognize taxable income for a taxable year in an amount that differs from the amount of cash received in that taxable year. The determination of whether the notes are issued with OID will be made on the issue date for the notes and information regarding such determination may be obtained by a note holder by contacting in writing the Credit Suisse Tax Department at One Madison Avenue, Fourth Floor, New York, New York 10010.

Upon the sale or any other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued qualified stated interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by the amounts of OID previously included in income by the U.S. Holder with respect to the note and reduced by any payments other than qualified stated interest received by the U.S. Holder. Gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Subject to the discussion addressing “FATCA” below, under current law, Non-U.S. Holders (as defined in the Product Supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest (or OID) paid on and amounts received on the sale, exchange or retirement of the notes if they comply with certain certification requirements described in the Product Supplement.

Special rules apply to Non-U.S. Holders whose income from the notes is effectively connected with their conduct of a U.S. trade or business or who are individuals present in the U.S. for 183 days or more in the relevant taxable year.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the notes.

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Notes Held Through Foreign Entities

Under sections of the Hiring Incentives to Restore Employment Act commonly referred to as “FATCA” and finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the notes and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the notes.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the notes as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Information with Respect to Foreign Financial Assets

Individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) who hold interests in “specified foreign financial assets” may be required to file an annual report on IRS Form 8938 with certain information relating to each specified foreign financial asset for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by future IRS guidance). Such specified foreign financial assets may include notes, but only if they are not held in accounts maintained by financial institutions. U.S. Holders should consult their tax advisors as to the possible application to them of this information reporting requirement.

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Supplemental Plan of Distribution

Under the terms of distribution agreement with MS&Co., dated as of May 18, 2012, MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $12.50 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800)-233-1087.

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Exhibit A

Credit Suisse, Nassau Branch

10 Year Fixed to Floating Rate Securities Due December 23, 2025

Linked to the 10-Year Constant Maturity Swap Rate

Original Issue Discount Schedule

Principal Amount: $8,000,000

Payment	Beginning	Accrual	Projected	Ending	QSI	OID	OID
Dates	AIP		Payment	AIP			(Daily)
23-Mar-16	$8,000,000.00	$49,672.77	$74,000.00	$7,975,672.77	$42,800.00	$6,872.77	$76.36
23-Jun-16	$7,975,672.77	$49,521.72	$74,000.00	$7,951,194.50	$42,800.00	$6,721.72	$74.69
23-Sep-16	$7,951,194.50	$49,369.74	$74,000.00	$7,926,564.23	$42,800.00	$6,569.74	$73.00
23-Dec-16	$7,926,564.23	$49,216.80	$74,000.00	$7,901,781.04	$42,800.00	$6,416.80	$71.30
23-Mar-17	$7,901,781.04	$49,062.92	$74,000.00	$7,876,843.96	$42,800.00	$6,262.92	$69.59
23-Jun-17	$7,876,843.96	$48,908.09	$74,000.00	$7,851,752.04	$42,800.00	$6,108.09	$67.87
23-Sep-17	$7,851,752.04	$48,752.29	$74,000.00	$7,826,504.33	$42,800.00	$5,952.29	$66.14
23-Dec-17	$7,826,504.33	$48,595.52	$74,000.00	$7,801,099.85	$42,800.00	$5,795.52	$64.39
23-Mar-18	$7,801,099.85	$48,437.78	$42,800.00	$7,806,737.64	$42,800.00	$5,637.78	$62.64
23-Jun-18	$7,806,737.64	$48,472.79	$42,800.00	$7,812,410.43	$42,800.00	$5,672.79	$63.03
23-Sep-18	$7,812,410.43	$48,508.01	$42,800.00	$7,818,118.44	$42,800.00	$5,708.01	$63.42
23-Dec-18	$7,818,118.44	$48,543.45	$42,800.00	$7,823,861.89	$42,800.00	$5,743.45	$63.82
23-Mar-19	$7,823,861.89	$48,579.11	$42,800.00	$7,829,641.01	$42,800.00	$5,779.11	$64.21
23-Jun-19	$7,829,641.01	$48,615.00	$42,800.00	$7,835,456.00	$42,800.00	$5,815.00	$64.61
23-Sep-19	$7,835,456.00	$48,651.10	$42,800.00	$7,841,307.11	$42,800.00	$5,851.10	$65.01
23-Dec-19	$7,841,307.11	$48,687.43	$42,800.00	$7,847,194.54	$42,800.00	$5,887.43	$65.42
23-Mar-20	$7,847,194.54	$48,723.99	$42,800.00	$7,853,118.53	$42,800.00	$5,923.99	$65.82
23-Jun-20	$7,853,118.53	$48,760.77	$42,800.00	$7,859,079.30	$42,800.00	$5,960.77	$66.23
23-Sep-20	$7,859,079.30	$48,797.78	$42,800.00	$7,865,077.09	$42,800.00	$5,997.78	$66.64
23-Dec-20	$7,865,077.09	$48,835.02	$42,800.00	$7,871,112.11	$42,800.00	$6,035.02	$67.06
23-Mar-21	$7,871,112.11	$48,872.50	$42,800.00	$7,877,184.61	$42,800.00	$6,072.50	$67.47
23-Jun-21	$7,877,184.61	$48,910.20	$42,800.00	$7,883,294.81	$42,800.00	$6,110.20	$67.89
23-Sep-21	$7,883,294.81	$48,948.14	$42,800.00	$7,889,442.95	$42,800.00	$6,148.14	$68.31
23-Dec-21	$7,889,442.95	$48,986.31	$42,800.00	$7,895,629.26	$42,800.00	$6,186.31	$68.74
23-Mar-22	$7,895,629.26	$49,024.73	$42,800.00	$7,901,853.99	$42,800.00	$6,224.73	$69.16
23-Jun-22	$7,901,853.99	$49,063.38	$42,800.00	$7,908,117.36	$42,800.00	$6,263.38	$69.59
23-Sep-22	$7,908,117.36	$49,102.27	$42,800.00	$7,914,419.63	$42,800.00	$6,302.27	$70.03
23-Dec-22	$7,914,419.63	$49,141.40	$42,800.00	$7,920,761.02	$42,800.00	$6,341.40	$70.46
23-Mar-23	$7,920,761.02	$49,180.77	$42,800.00	$7,927,141.79	$42,800.00	$6,380.77	$70.90
23-Jun-23	$7,927,141.79	$49,220.39	$42,800.00	$7,933,562.18	$42,800.00	$6,420.39	$71.34
23-Sep-23	$7,933,562.18	$49,260.25	$42,800.00	$7,940,022.44	$42,800.00	$6,460.25	$71.78
23-Dec-23	$7,940,022.44	$49,300.37	$42,800.00	$7,946,522.81	$42,800.00	$6,500.37	$72.23
23-Mar-24	$7,946,522.81	$49,340.73	$42,800.00	$7,953,063.53	$42,800.00	$6,540.73	$72.67
23-Jun-24	$7,953,063.53	$49,381.34	$42,800.00	$7,959,644.87	$42,800.00	$6,581.34	$73.13
23-Sep-24	$7,959,644.87	$49,422.20	$42,800.00	$7,966,267.08	$42,800.00	$6,622.20	$73.58
23-Dec-24	$7,966,267.08	$49,463.32	$42,800.00	$7,972,930.40	$42,800.00	$6,663.32	$74.04
23-Mar-25	$7,972,930.40	$49,504.70	$42,800.00	$7,979,635.10	$42,800.00	$6,704.70	$74.50
23-Jun-25	$7,979,635.10	$49,546.33	$42,800.00	$7,986,381.42	$42,800.00	$6,746.33	$74.96
23-Sep-25	$7,986,381.42	$49,588.21	$42,800.00	$7,993,169.64	$42,800.00	$6,788.21	$75.42
23-Dec-25	$7,993,169.64	$49,630.36	$8,042,800.00	$0.00	$42,800.00	$6,830.36	$75.89

December 2015	Page 12

Fixed to Floating Rate Securities due 2025

Based on the 10-Year Constant Maturity Swap Rate

Principal Amount: $1,000

Payment	Beginning	Accrual	Projected	Ending	QSI	OID	OID
Dates	AIP		Payment	AIP			(Daily)
23-Mar-16	$1,000.00	$6.21	$9.25	$996.96	$5.35	$0.86	0.009546
23-Jun-16	$996.96	$6.19	$9.25	$993.90	$5.35	$0.84	0.009336
23-Sep-16	$993.90	$6.17	$9.25	$990.82	$5.35	$0.82	0.009125
23-Dec-16	$990.82	$6.15	$9.25	$987.72	$5.35	$0.80	0.008912
23-Mar-17	$987.72	$6.13	$9.25	$984.61	$5.35	$0.78	0.008699
23-Jun-17	$984.61	$6.11	$9.25	$981.47	$5.35	$0.76	0.008483
23-Sep-17	$981.47	$6.09	$9.25	$978.31	$5.35	$0.74	0.008267
23-Dec-17	$978.31	$6.07	$9.25	$975.14	$5.35	$0.72	0.008049
23-Mar-18	$975.14	$6.05	$5.35	$975.84	$5.35	$0.70	0.007830
23-Jun-18	$975.84	$6.06	$5.35	$976.55	$5.35	$0.71	0.007879
23-Sep-18	$976.55	$6.06	$5.35	$977.26	$5.35	$0.71	0.007928
23-Dec-18	$977.26	$6.07	$5.35	$977.98	$5.35	$0.72	0.007977
23-Mar-19	$977.98	$6.07	$5.35	$978.71	$5.35	$0.72	0.008027
23-Jun-19	$978.71	$6.08	$5.35	$979.43	$5.35	$0.73	0.008076
23-Sep-19	$979.43	$6.08	$5.35	$980.16	$5.35	$0.73	0.008127
23-Dec-19	$980.16	$6.09	$5.35	$980.90	$5.35	$0.74	0.008177
23-Mar-20	$980.90	$6.09	$5.35	$981.64	$5.35	$0.74	0.008228
23-Jun-20	$981.64	$6.10	$5.35	$982.38	$5.35	$0.75	0.008279
23-Sep-20	$982.38	$6.10	$5.35	$983.13	$5.35	$0.75	0.008330
23-Dec-20	$983.13	$6.10	$5.35	$983.89	$5.35	$0.75	0.008382
23-Mar-21	$983.89	$6.11	$5.35	$984.65	$5.35	$0.76	0.008434
23-Jun-21	$984.65	$6.11	$5.35	$985.41	$5.35	$0.76	0.008486
23-Sep-21	$985.41	$6.12	$5.35	$986.18	$5.35	$0.77	0.008539
23-Dec-21	$986.18	$6.12	$5.35	$986.95	$5.35	$0.77	0.008592
23-Mar-22	$986.95	$6.13	$5.35	$987.73	$5.35	$0.78	0.008645
23-Jun-22	$987.73	$6.13	$5.35	$988.51	$5.35	$0.78	0.008699
23-Sep-22	$988.51	$6.14	$5.35	$989.30	$5.35	$0.79	0.008753
23-Dec-22	$989.30	$6.14	$5.35	$990.10	$5.35	$0.79	0.008807
23-Mar-23	$990.10	$6.15	$5.35	$990.89	$5.35	$0.80	0.008862
23-Jun-23	$990.89	$6.15	$5.35	$991.70	$5.35	$0.80	0.008917
23-Sep-23	$991.70	$6.16	$5.35	$992.50	$5.35	$0.81	0.008973
23-Dec-23	$992.50	$6.16	$5.35	$993.32	$5.35	$0.81	0.009028
23-Mar-24	$993.32	$6.17	$5.35	$994.13	$5.35	$0.82	0.009084
23-Jun-24	$994.13	$6.17	$5.35	$994.96	$5.35	$0.82	0.009141
23-Sep-24	$994.96	$6.18	$5.35	$995.78	$5.35	$0.83	0.009198
23-Dec-24	$995.78	$6.18	$5.35	$996.62	$5.35	$0.83	0.009255
23-Mar-25	$996.62	$6.19	$5.35	$997.45	$5.35	$0.84	0.009312
23-Jun-25	$997.45	$6.19	$5.35	$998.30	$5.35	$0.84	0.009370
23-Sep-25	$998.30	$6.20	$5.35	$999.15	$5.35	$0.85	0.009428
23-Dec-25	$999.15	$6.20	$1,005.35	$0.00	$5.35	$0.85	0.009487

December 2015	Page 13